EXHIBIT 99.1

Washington Group International Reports First Quarter

Net Income of $19.0 Million ($0.62 Per Diluted Share) and

Raises Net Income Guidance for 2006

Financial Highlights

•                  Net income rose 18 percent to $19.0 million and net income per diluted share increased 13 percent to $0.62.

•                  New work in the quarter totaled $798.3 million.

•                  Revenue of $828.3 million was up 18 percent compared to 2005.

•                  Backlog was $4.8 billion at quarter end.

•                  The company continues to be debt free; cash including restricted cash was $292.1 million at quarter end.

•                  The Board of Directors authorized a $25 million increase in the company’s share repurchase program.

BOISE, Idaho (May 8, 2006) – Washington Group International Inc. (Nasdaq: WGII) today announced financial results for its first quarter ended March 31, 2006.

“We are pleased with our strong start to 2006,” said Stephen G. Hanks, president and chief executive officer. “Net income in the first quarter rose 18 percent to $19.0 million compared to $16.1 million in the first quarter last year, as we benefited from growth in our oil and gas business as well as continued strong performance by our Power, Defense, and Energy & Environment business units.

“New work awarded during the quarter totaled $798.3 million. Key awards included additional task orders in Iraq, a contract for jointly managing the Los Alamos National Laboratory for the U.S. Department of Energy (DOE), new clean air power plant modification awards, and additional funding for chemical demilitarization programs for the U.S. Department of Defense.”

New work of $1.5 billion in the 2005 first quarter included a large new mining contract of $152.9 million associated with a project in Bolivia and a $440.0 million contract for the Idaho Cleanup Project.

“Although timing of new awards results in quarter over quarter variability, our markets remain strong. We continue to compete for significant awards across all of our business units with a disciplined approach of selectivity to help us achieve sustained growth while achieving our desired risk-return profile. After assessing our opportunities, we are reaffirming our new work guidance of $3.5-$3.8 billion for 2006,” Hanks said.

Backlog was $4.8 billion at the end of the quarter, compared to $4.9 billion at 2005 year end.

In the first quarter, the company generated revenue of $828.3 million, up 18 percent from $700.9 million in the 2005 first quarter. The growth was primarily attributable to strength in the oil and gas and power sectors, as well as the impact of accounting for the Idaho Cleanup Project for the DOE on an “at risk” basis.

In the 2006 first quarter, the company adopted FASB Statement No. 123(R) for Share-Based Payments. For comparison purposes, the company has restated its financial statements for prior periods to include the impact of expensing stock options. Expense related to stock options was $1.4 million ($0.9 million after-tax) in the 2006 first quarter and $1.9 million ($1.1 million after-tax) in the 2005 first quarter.

Net income of $19.0 million, or $0.62 per diluted share, was up $2.9 million compared to $16.1 million, or $0.55 per diluted share, in the 2005 first quarter. The increase was attributable to growth in the oil and gas sector, higher earnings associated with work in Iraq, and a strong quarter from the company’s MIBRAG mining joint venture, which together more than offset a $6.9 million ($4.2 million after-tax) charge on a fixed-price highway program that is experiencing cost growth and schedule delays. In the 2005 first quarter, the Power Business Unit benefited from a $9.2 million ($5.6 million after-tax) claim settlement related to an international power project; there was no similar claim settlement in 2006.

Operating income in the 2006 first quarter was $33.5 million, up $2.9 million on a comparable pro-forma basis from operating income of $30.6 million in the 2005 first quarter. Beginning in the 2005 second quarter, the company’s payments to British Nuclear Fuels plc (BNFL) for BNFL’s interest in the government services business have been reflected as reductions in operating income, whereas in the 2005 first quarter and earlier periods, BNFL payments were reflected as minority interest. For comparability, the $30.6 million operating income in the 2005 first quarter reflects a $5.6 million reduction for payments to BNFL that were reported as minority interest.

Cash including restricted cash at the end of the quarter was $292.1 million, up $1.9 million from year end. The company received $81.0 million from the exercise of warrants and stock options. The company also purchased 2.0 million warrants and repurchased 245,000 shares of common stock at a total cost of $49.3 million, bringing the total expenditure for warrants and shares repurchased to $123.0 million. Subsequent to quarter end, the company repurchased an additional 461,000 shares of common stock at a cost of $26.5 million, nearly completing its $150 million share-repurchase program. On May 5, the Board of Directors authorized a $25 million increase in the company’s share repurchase program.

Business Unit Performance

Energy & Environment: In the first quarter, the Energy & Environment Business Unit generated revenue of $171.0 million, up 53 percent or $58.9 million from the 2005 first quarter. The growth was primarily due to the Idaho Cleanup Project, which began in the 2005 second quarter. This project is accounted for as an “at risk” project with the full value of the work included in revenue, as opposed to an “agency” project where only the company’s fee is included in revenue.

Operating income in the quarter was $14.1 million. This is a $2.5 million increase over $11.6 million in the 2005 first quarter on a comparable pro-forma basis, adjusting for $4.8 million in payments to BNFL that had been reflected as minority interest. Performance-based award fees in the quarter reflected continued operational excellence at all DOE sites, including the Idaho Cleanup Project awarded in 2005.

New work was $158.1 million, down from $518.7 million in the 2005 first quarter. New awards in the period last year included $440.0 million for the Idaho Cleanup Project. Backlog was $852.8 million at the end of the quarter, down $13.0 million from 2005 year end.

Defense: In the first quarter, the Defense Business Unit generated revenue of $152.6 million, approximately the same level as the 2005 first quarter.

Operating income in the quarter was $13.6 million, down from $14.1 million in the 2005 first quarter on a comparable pro-forma basis, adjusting for $0.8 million in payments to BNFL that had been reflected as minority interest. The unit continues to perform very well at chemical demilitarization facilities and on threat-reduction programs both in the United States and international sites, with award fees at high levels.

New work was $108.7 million, down from $152.3 million in the 2005 first quarter due primarily to scope additions at chemical demilitarization facilities being delayed until later this year. Backlog was $946.5 million at the end of the quarter, down $43.9 million from year end.

Power: In the first quarter, the Power Business Unit generated revenue of $204.7 million, up 36 percent or $54.1 million from the 2005 first quarter. The growth is driven by increased revenue in Iraq, which totaled $61.7 million compared to $31.2 million in 2005, a new power-generation project in Puerto Rico, and growth in clean air modification programs.

Operating income in the quarter was $11.1 million, down $2.8 million from $13.9 million in the 2005 first quarter. Operating income in 2005 reflected a claim settlement of $9.2 million and the contract close-out of two steam generator replacement projects. In the 2006 first quarter, Iraq projects provided operating income of $7.2 million, up from $0.8 million in the 2005 first quarter.

New work was $161.0 million down from $324.9 million in the 2005 first quarter. New task orders in Iraq totaled $5.3 million, versus $139.0 million in the 2005 first quarter. Backlog was $881.2 million at the end of the quarter, down $43.7 million from year end.

Mining: In the first quarter, the Mining Business Unit generated revenue of $31.7 million, up 15 percent or $4.1 million from the 2005 first quarter. Revenue increased as major new projects including a silver, lead, and zinc mine in Bolivia and gold projects in Nevada and Mexico offset a copper mining project in Nevada that ended in late 2005.

Operating income in the quarter was $7.9 million, up $1.3 million compared to the 2005 first quarter. Washington Group’s share of earnings from MIBRAG, the company’s coal mining joint venture in Germany, was $12.3 million, up from $7.0 million in the 2005 first quarter. Coal sales in the period last year were negatively affected when one of the two power plant customers underwent a major scheduled outage. During the 2006 first quarter, two accounting changes related to MIBRAG were implemented that had a $2.6 million favorable impact on operating income. Operating income for contract mining declined due primarily to unanticipated equipment repairs and weather conditions at mining operations and also the completion of a Nevada copper mining project.

New work was $73.5 million, down from $187.1 million in the 2005 first quarter that included a significant award for mine development and contract mining of a silver, lead, and zinc mine in Bolivia. Backlog was $594.6 million at the end of the quarter, up $29.2 million from year end.

Infrastructure: In the first quarter, the Infrastructure Business Unit generated revenue of $142.4 million, down $18.5 million from the 2005 first quarter. The decline was primarily the result of the winding down of a light rail project on the East Coast and a highway project in Nevada.

Before a charge of $6.9 million related to a fixed-price highway project that was awarded in 2001 and expected to be completed in 2007, operating income increased $1.2 million to $4.5 million. After the charge, however, the unit reported a $2.4 million loss in the 2006 first quarter versus operating income of $3.3 million in the 2005 first quarter. The business unit benefited from cost savings associated with the realignment of the business unit to achieve greater efficiency in engineering and estimating, project development, and administration.

New work was $95.3 million, down from $166.4 million in the 2005 first quarter. This decline was anticipated due to the business unit’s continued shift to a lower risk business model. Backlog was $932.1 million at the end of the quarter, down $114.0 million from year end.

Industrial/Process:  In the first quarter, the Industrial/Process Business Unit generated revenue of $125.4 million, up 29 percent, or $28.1 million, from the 2005 first quarter. The growth is attributable to a large engineering, procurement, and construction project in Qatar for the oil and gas market.

Operating income was $4.8 million in the quarter compared to an operating loss of $1.9 million in the 2005 first quarter. In the 2006 first quarter, the company recognized earnings of $4.8 million on the Qatar oil and gas project as it reached the stage of completion at which earnings recognition commences pursuant to the company’s accounting policies. The business unit continues to make investments to expand its oil and gas business.

New work was $201.5 million, up 69 percent from $119.1 million in the 2005 first quarter. New work showed strength in the oil, gas, and chemicals sector as well as additional scope for an international facility management client. Backlog was $563.3 million at the end of the quarter, up $75.6 million from year end.

Outlook

New work and performance awards in Iraq during the first quarter were higher than anticipated, and prospects in other areas of the business continue to improve. Although the performance on the highway projects in the Southwest is still an area of concern, the company is increasing its net income guidance for 2006 to $65-$75 million or $2.10-$2.42 per diluted share. The updated guidance reflects net income growth of more than 20 percent over the 2005 period. The guidance for new work, revenue and backlog remain unchanged as detailed in the table below.

Financial Guidance

	Prior 2006 Guidance	Updated 2006 Guidance	2005 Actual
Backlog (at year-end)	$4.9 - $5.2 B	$4.9 - $5.2 B	$4.9 B
New Work	$3.5 - $3.8 B	$3.5 - $3.8 B	$4.2 B
Revenue	$3.2 - $3.5 B	$3.2 - $3.5 B	$3.2 B
Net Income (Before impact of expensing stock options)	$65 - 75 (a) M	$70 - $80 (a) M	$58.4 M
Diluted EPS	$2.10 - $2.42 (b)	$2.26- $2.58 (b)	$1.93
Net Income (After impact of expensing stock options)	$60 - $70(a) M	$65 - $75(a) M	$53.9 M
Diluted EPS	$1.94 - $2.26(b)	$2.10 - $2.42(b)	$1.78

(a) The after-tax expense for expensing stock options is estimated at $5 million

(b) Assumes fully diluted outstanding shares of 31 million

10-Q Filing and Investor Conference Call

Washington Group International will file its Quarterly Report on Form 10-Q for the period ended March 31, 2006, with the Securities and Exchange Commission before the market opens tomorrow, May 9.

Washington Group International will host an investor conference call to discuss the first quarter 2006 results tomorrow, May 9, at 1 p.m. Eastern Time. The company will provide a webcast of its call live over the Internet at www.wgint.com. Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International Inc. (Nasdaq: WGII) provides the talent, innovation, and proven performance to deliver integrated engineering, construction and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 24,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.

Investor Contact	Media Contact
Earl Ward	Laurie Spiegelberg
Washington Group International Inc.	Washington Group International Inc.
208-386-5698	208-386-5255
earl.ward@wgint.com	laurie.spiegelberg@wgint.com

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties. Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies. Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments. Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives. For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1A. Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2005.

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(UNAUDITED)

	Three months ended
	March 31, 2006	April 1, 2005*
Revenue	$828,342	$700,861
Cost of revenue	(793,299)	(655,772)
Gross profit	35,043	45,089
Equity in income of unconsolidated affiliates	13,190	7,343
General and administrative expenses	(14,760)	(16,207)
Operating income	33,473	36,225
Interest income	2,673	1,847
Interest expense	(1,932)	(3,400)
Other income (expense), net	(382)	22
Income before income taxes and minority interests	33,832	34,694
Income tax expense	(13,500)	(13,896)
Minority interests in income of consolidated subsidiaries, net of tax	(1,372)	(4,717)
Net income	$18,960	$16,081
Net income per share:
Basic	$.67	$.63
Diluted	.62	.55
Shares used to compute income per share:
Basic	28,377	25,509
Diluted	30,771	29,063

*                 Adjusted to include retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(UNAUDITED)

	March 31, 2006	December 30, 2005*
ASSETS
Current assets
Cash and cash equivalents	$236,389	$237,706
Restricted cash	55,726	52,533
Accounts receivable, including retentions of $17,424 and $22,849, respectively	228,579	275,623
Unbilled receivables	288,668	256,090
Investments in and advances to construction joint ventures	60,887	56,668
Deferred income taxes	106,918	107,798
Other	35,134	41,202
Total current assets	1,012,301	1,027,620
Investments and other assets
Investments in unconsolidated affiliates	102,799	172,448
Goodwill	156,292	162,270
Deferred income taxes	168,507	141,291
Other assets	57,704	59,362
Total investments and other assets	485,302	535,371
Property and equipment
Construction equipment	122,085	121,109
Other equipment and fixtures	42,771	40,415
Buildings and improvements	12,614	12,575
Land and improvements	2,403	2,403
Total property and equipment	179,873	176,502
Less accumulated depreciation	(81,236)	(75,748)
Property and equipment, net	98,637	100,754
Total assets	$1,596,240	$1,663,745

*                 Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

	March 31, 2006	December 30, 2005*
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $29,942 and $32,127, respectively	$231,542	$253,559
Billings in excess of cost and estimated earnings on uncompleted contracts	199,502	239,106
Accrued salaries, wages and benefits, including compensated absences of $55,995 and $49,578, respectively	143,651	158,033
Other accrued liabilities	48,670	46,639
Total current liabilities	623,365	697,337
Non-current liabilities
Self-insurance reserves	69,211	66,933
Pension and post-retirement benefit obligations	98,160	99,239
Other non-current liabilities	36,593	38,801
Total non-current liabilities	203,964	204,973
Contingencies and commitments
Minority interests	8,755	5,578
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 29,662 and 26,870 shares issued, respectively	297	269
Capital in excess of par value	645,174	570,934
Stock purchase warrants	—	15,104
Retained earnings	123,532	159,165
Treasury stock, 277 and 32 shares, respectively, at cost	(15,647)	(1,307)
Unearned compensation - restricted stock	(10,888)	(4,233)
Accumulated other comprehensive income	17,688	15,925
Total stockholders’ equity	760,156	755,857
Total liabilities and stockholders’ equity	$1,596,240	$1,663,745

*                 Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Three months ended
	March 31, 2006	April 1, 2005*
Operating activities
Net income	$18,960	$16,081
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cash paid for reorganization items	(453)	(327)
Depreciation of property and equipment	7,076	4,285
Amortization of financing fees	552	855
Amortization of intangible assets	2,108	—
Non-cash income tax expense	9,256	11,922
Minority interests in income of consolidated subsidiaries	1,372	4,717
Equity in income of unconsolidated affiliates, less dividends received	(10,455)	(3,747)
Gain on sale of assets, net	(217)	(397)
Stock based compensation	2,122	1,548
Changes in operating assets, liabilities and other	(55,718)	(14,212)
Net cash provided (used) by operating activities	(25,397)	20,725
Investing activities
Property and equipment additions	(7,315)	(9,047)
Property and equipment disposals	619	631
Purchases of short-term investments	—	(74,900)
Sales of short-term investments	—	105,100
Contributions and advances to unconsolidated affiliates	(1,588)	(708)
Increase in restricted cash	(3,193)	(3,441)
Net cash provided (used) by investing activities	(11,477)	17,635
Financing activities
Contributions from (distributions to) minority interests, net	927	(1,602)
Proceeds from exercise of stock options and warrants	81,014	8,723
Purchase of warrants and treasury stock	(49,749)	—
Excess tax benefit from exercise of stock options	3,365	2,167
Net cash provided by financing activities	35,557	9,288
Increase (decrease) in cash and cash equivalents	(1,317)	47,648
Cash and cash equivalents at beginning of period	237,706	224,529
Cash and cash equivalents at end of period	$236,389	$272,177

*                 Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(In thousands)

(UNAUDITED)

	Three months ended
	March 31, 2006	April 1, 2005*
Revenue
Power	$204,700	$150,649
Infrastructure	142,378	160,897
Mining	31,709	27,593
Industrial/Process	125,449	97,256
Defense	152,598	152,570
Energy & Environment	170,999	112,115
Intersegment, eliminations and other	509	(219)
Total revenue	$828,342	$700,861
Operating income (loss)
Power	$11,130	$13,895
Infrastructure	(2,407)	3,323
Mining	7,859	6,563
Industrial/Process	4,800	(1,859)
Defense	13,603	14,967 **
Energy & Environment	14,126	16,422 **
Intersegment and other unallocated operating costs	(878)	(879)
Corporate general and administrative expenses	(14,760)	(16,207)
Total operating income	$33,473	$36,225 **
New work
Power	$161.0	$324.9
Infrastructure	95.3	166.4
Mining	73.5	187.1
Industrial/Process	201.5	119.1
Defense	108.7	152.3
Energy & Environment	158.1	518.7
Other	0.2	(0.2)
Total new work	$798.3	$1,468.3

	March 31, 2006	December 30, 2005*
Backlog
Power	$881.2	$924.9
Infrastructure	932.1	1,046.1
Mining	594.6	565.4
Industrial/Process	563.3	487.7
Defense	946.5	990.4
Energy & Environment	852.8	865.8
Total backlog	$4,770.5	$4,880.3

*                 Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

**          Effective December 30, 2005, we acquired BNFL Nuclear Services, Inc.’s (“BNFL”) interest in certain operations of our Energy & Environment and Defense business units. During the three months ended April 1, 2005, payments made to BNFL for their interest in the earnings of these operations of $5,597 were reflected as minority interest. On a comparable pro-forma basis, had such payments been reflected as a reduction in operating income, the Defense and Energy and Environment business units’ operating income would have been $14,131 and $11,661, respectively, and total operating income would have been $30,628.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)

We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see reconciliation of EBITDA to net cash provided by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our credit facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Components of EBITDA are presented below:

	Three months ended
(In millions)	March 31, 2006	April 1, 2005*
Net income	$19.0	$16.1
Interest expense	1.9	3.4
Taxes	13.5	13.9
Depreciation and amortization	9.2	4.3
Total	$43.6	$37.7

*                 Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES

We believe that net cash provided (used) by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided (used) by operating activities for each of the periods for which EBITDA is presented.

	Three months ended
(In millions)	March 31, 2006	April 1, 2005*
EBITDA	$43.6	$37.7
Interest expense	(1.9)	(3.4)
Tax expense	(13.5)	(13.9)
Cash paid for reorganization items	(0.5)	(0.3)
Amortization of financing fees	0.6	0.9
Non-cash income tax expense	9.3	11.9
Minority interests in income of consolidated subsidiaries	1.4	4.7
Equity in income of unconsolidated affiliates, less dividends received	(10.5)	(3.7)
Gain on sale of assets, net	(0.2)	(0.4)
Stock based compensation	2.1	1.5
Changes in net operating assets, liabilities and other	(55.8)	(14.3)
Net cash provided (used) by operating activities	$(25.4)	$(20.7)

*                 Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.